Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

NBC Universal, Inc:

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 28, 2011, except for notes 1, 8, 18 & 19 to the consolidated financial statements and the consolidated financial statement schedule, as to which the date is May 13, 2011, with respect to the consolidated balance sheets of NBC Universal, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 2010, not included herein, which report appears in the Prospectus relating to the Form S-4, as amended, of NBCUniversal Media, LLC, dated July 22, 2011.

/s/ KPMG LLP

New York, New York
November 2, 2011